Exhibit 99.1

Press Release

Intelligent Bio Solutions Partners with IVY Diagnostics to Expand in Europe’s $3.6 Billion Drug Screening Market and in Middle Eastern Regions

NEW YORK, January 28, 2025 – Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced the strengthening of its foothold throughout Europe and the Middle East through its partnership with IVY Diagnostics Srl (“IVY Diagnostics”). As a key distributor, IVY Diagnostics is playing an integral role in expanding the adoption of INBS’ Intelligent Fingerprinting Drug Testing Solution across Europe and the Middle East, with a particular focus on drug rehabilitation and law enforcement applications.

According to Grand View Research, the European and Middle Eastern drug screening markets are projected to grow significantly by 2030, with Europe expected to reach $3.6 billion 1 and the Middle East and Africa $432.7 million 2. This growing demand emphasises the strategic importance of INBS’ partnership with IVY Diagnostics.

IVY Diagnostics, a well-known consulting and distribution company within the diagnostics, life sciences and pharmaceutical sectors, has collaborated with another Italian distributor to secure a tender to provide INBS’ drug screening technology for drug rehabilitation programs across Italy. The solution offers a non-invasive, rapid, and hygienic method for drug screening, which has been well received by rehabilitation centres aiming to enhance their testing protocols. In addition to its success in rehabilitation services, INBS’ drug screening system is currently undergoing a trial with the local police force in Turin. The trial aims to explore the effectiveness of fingerprint-based drug testing in roadside screening initiatives, offering a more efficient, less invasive alternative to the traditional methods currently used.

As the demand for drug screening solutions rises across Europe and the Middle East, INBS’ collaboration with IVY Diagnostics positions the Company to effectively capture new opportunities. IVY Diagnostics serves as INBS’ primary contact in Europe, leveraging its extensive network of distributors and expertise in identifying and vetting new partners across key regions, including Romania, Hungary, Slovakia, Austria, and Scandinavia. The collaboration extends to the Middle East, targeting markets such as the UAE, Saudi Arabia, and Qatar.

Hyperlinks and website references in this release are provided for convenience only and do not incorporate the referenced content into this release.

1 Grand View Research. Europe Drug Screening Market Size & Outlook, 2023-2030. Available at: https://www.grandviewresearch.com/horizon/outlook/drug-screening-market/europe

2 Grand View Research. Middle East and Africa Drug Screening Market Size & Outlook. Available at: https://www.grandviewresearch.com/horizon/outlook/drug-screening-market/mea

“Our strategic partnership with IVY Diagnostics plays a key role in introducing our fingerprint sweat-based drug screening technology to new markets and industries,” said Doug Heath, Vice President of Global Sales at Intelligent Bio Solutions. “Their deep understanding of the regulatory landscape, coupled with their extensive connections across Europe and the Middle East, positions them as an invaluable partner in our mission to provide safer and more efficient drug testing solutions worldwide.”

IVY Diagnostics is enthusiastic about raising awareness around the benefits of fingerprint-based drug testing technology, working closely with stakeholders to highlight its applications in sectors requiring stringent drug testing protocols. The efforts of IVY Diagnostics align with INBS’ vision to transform drug screening through innovative, non-invasive, and accessible solutions.

About IVY Diagnostics

IVY Diagnostics Srl is a dynamic company operating in the diagnostics and life sciences sectors, with a focus on Point of Care Testing (POCT) and rapid testing solutions. Since its foundation in 2013, IVY Diagnostics has grown steadily, expanding its portfolio to include proprietary and distributed diagnostic products, as well as consulting services aimed at supporting clients worldwide. The company is recognized for its commitment to innovation and quality, having launched advanced solutions such as the easyTOX™ drug detection system and established a strong presence in international markets. IVY Diagnostics combines flexibility and customer focus to deliver impactful solutions for healthcare professionals and organizations globally.

For more information, visit: www.ivydiagnostics.com and http://www.ivydiagnosticsconsulting.com/

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering innovative, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for the recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. The Company’s current customer segments outside the US include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc/

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

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Investor & Media Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

PH: (212) 896-1254

INBS@kcsa.com